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                                 EXHIBIT 11.

               Statement re: Computation of Earnings per Share


                               Three Months Ended     Six Months Ended
                                   June 30,               June 30,
                            ----------------------  ---------------------
                               1999       1998        1999       1998
                            ----------------------  ---------------------
 Numerator:
   Net Income                 $414,265   $412,106    $862,135   $797,897
                              ========   ========    ========   ========

 Denominator:
   Denominator for basic
     earnings per share --
     weighted average
     common shares
     outstanding               591,292    595,479     591,292    504,657

   Effect of dilutive
     securities:
     Employee stock
       option plan                 124          -          85          -
                              --------    -------     -------    -------
  Denominator for
    diluted earnings
  ,  per share --
    weighted average
    common shares
    outstanding and
    assumed conversions        591,416    595,479    591,377    504,657
                              ========   ========    ========   =======

 Basic earnings per share        $0.70      $0.69       $1.46      $1.58
                                 =====      =====       =====      =====

 Diluted earnings per share      $0.70      $0.69       $1.46      $1.58
                                 =====      =====       =====      =====